NEWS ANNOUNCEMENT

Date: Contact: To: Release Date:	July 20, 2005 Susan J. Cooke News Media Immediate

COASTAL FINANCIAL CORPORATION
ANNOUNCES FISCAL 2005
THIRD QUARTER EARNINGS

Myrtle Beach, South Carolina, (July 20, 2005) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the third quarter and nine months ended June 30, 2005.

Net income for the third quarter of fiscal 2005 increased 11.7% to $4.4 million or $0.25 per share ($0.23 per share diluted), as compared to $3.9 million or $0.22 per share ($0.21 per share diluted) for the same period of fiscal 2004.

Net income for the first three quarters of fiscal 2005 increased 15.1% to $12.5 million or $0.71 per share ($0.68 per share diluted), compared to $10.9 million or $0.63 per share ($0.60 per share diluted) for the same period of fiscal 2004.

At June 30, 2005, assets totaled $1.5 billion, an increase of 16.1%, or $206.2 million, from $1.3 billion at June 30, 2004. Customer deposits increased 15.5% to $882.1 million at June 30, 2005, as compared to $764.0 million at June 30, 2004 and Shareholders’ equity grew by 22.7% during the same period.

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Returns on average assets and average equity were 1.19% and 18.80%, respectively, for the three months ended June 30, 2005, compared to 1.23% and 19.60%, respectively, for the prior year period.

At June 30, 2005, non-performing assets to total assets were 0.29% as compared with 0.46% at June 30, 2004.

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said: “Our financial performance during this quarter, and year-to-date, reflects well on our region’s continuing economic strength and on Coastal Financial’s ability to effectively execute its strategic plans. The increase in Customer deposits and loans through internal growth and de novo branching activities coupled with our steadfast dedication to our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan have also been key factors in our exceptional financial performance through the first nine months of fiscal 2005.”

“As evidenced by our launch of Coastal Federal as The Carolinas’ Most Convenient Bank earlier this year, we are unrelenting in our commitment to embracing change and constant improvement as catalysts for executing on our Mission of Exceeding The Expectations of our Customer in ways that add value for our Customers and Shareholders.”

“During the third quarter, we announced a 12.5% increase in fiscal 2005 second quarter net income over the comparable prior year quarter, and an increase in our cash dividend to five cents ($.05) per share which will be paid July 22, 2005 to Shareholders of record as of July 8, 2005.

“Other notable events and accomplishments during this quarter include construction on our newest branch offices in Conway, South Carolina and Oak Island, North Carolina and the acquisition of sites for new branch offices at the intersection of Highways 9 and 57 in Longs, South Carolina, at the intersection of Highways 544 and Singleton Ridge Road in Conway, South Carolina and at Sayebrook Village West in Surfside Beach, South Carolina. These activities are indicative of the continued growth and progress envisioned under our Vision 2005 Plan and clearly indicate the progress we made during the third quarter toward our Basic Corporate Objective of Maximizing The Value Of Our Shareholders’ Investment and our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace,” concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with $1.5 billion in assets, is a federally chartered and FDIC insured

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Community bank with nineteen offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners, Inc. offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol “CFCP.” For information, contact Raymond James Financial Services at 1-843-918-7600.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
          Susan J. Cooke – Senior Vice President and Secretary
          Coastal Financial Corporation
          2619 Oak Street
          Myrtle Beach, South Carolina 29577
          (843) 205-2676

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Forward Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation’s (the “Company”) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements.

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COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)

	Three Months Ended			Nine Months Ended
	June 30, 2005	June 30, 2004	Percentage Change	June 30, 2005	June 30, 2004	Percentage Change

Interest Income	$20,337	$16,661	22.06%	$57,195	$48,352	18.29%
Interest Expense	7,831	5,892	32.91%	21,278	17,466	21.83%

Net Interest Income	12,506	10,769	16.13%	35,917	30,886	16.29%

Provision for Loan Losses	550	200	175.00%	1,525	1,250	22.00%

Net Interest Income After
Provision for Loan Losses	11,956	10,569	13.12%	34,392	29,636	16.05%

Other Income *	3,101	2,121	46.20%	9,204	6,879	33.80%

General & Administrative
Expenses **	8,420	6,773	24.32%	24,520	20,118	21.88%

Earnings Before Taxes	6,637	5,917	12.17%	19,076	16,397	16.34%

Income Taxes	2,281	2,018	13.03%	6,541	5,502	18.88%

Net Income	$4,356	$3,899	11.72%	$12,535	$10,895	15.05%

Basic	$0.25	$0.22	13.64%	$0.71	$0.63	12.70%

Diluted	$0.23	$0.21	9.52%	$0.68	$0.60	13.33%

Average Common Shares Outstanding
Basic (in thousands)	17,657	17,430	1.30%	17,558	17,293	1.53%

Average Common Shares Outstanding
Diluted (in thousands)	18,634	18,356	1.51%	18,545	18,266	1.53%

Net Interest Margin	3.71%	3.64%	1.92%	3.68%	3.58%	2.79%

Return on Average Assets	1.19%	1.23%	-3.25%	1.19%	1.17%	1.71%

Return on Average Equity	18.80%	19.60%	-4.08%	18.56%	18.80%	-1.28%

* Gains (losses) on sales of securities of ($127,000) and $279,000 are included in other income for the quarter and nine months ended June 30, 2005 respectively. For the quarter and nine months ended June 30, 2004, losses were $440,000 and $707,000, respectively.

** The Company did not incur any prepayment penalties on FHLB advances for the quarter and nine months ended June 30, 2005. For the quarter and nine months ended June 30, 2004, prepayment penalties, which are included in general and administrative expenses were zero and $77,000, respectively.

COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)
(CONTINUED)

	At June 30, 2005	At Sept 30, 2004	At June 30, 2004	Percentage Change from September 30, 2004

Total Assets	$1,486,058	$1,305,485	$1,279,877	13.83%

Loans Receivable, Net	$911,828	$798,976	$784,083	14.12%

Customer Deposits (1)	$882,117	$753,379	$763,990	17.09%

Shareholders' Equity	$95,829	$85,348	$78,122	12.28%

Non-Performing Assets
To Total Assets (2)	0.29%	0.51%	0.46%	-43.14%

Allowance for Loan Losses as a
Percentage of Total Loans	1.30%	1.39%	1.38%	-6.47%

Tangible Book Value
Per Share	$5.42	$4.88	$4.48	11.07%

(1) Customer deposits exclude brokered deposits. Brokered deposits were $125,489 at June 30, 2005. There were no brokered deposits at September 30, 2004 or June 30, 2004.

(2) Non-performing assets consist of nonaccrual loans 90 days or more past due and real estate owned.

	At or for the Three Months Ended
	June 30, 2005	September 30, 2004	Percentage Change

Credit Quality:
Non-Performing Loans	$3,768	$5,856	-35.66%
Non-Performing Loans as a % of Loans	0.41%	0.73%	-43.84%
Allowance for Loan Losses as a % of
Non-Performing Loans	314.58%	189.16%	66.30%
Non-Performing Assets (2)	$4,290	$6,641	-35.40%
Non-Performing Assets as a % of Loans
and Foreclosed Property	0.47%	0.83%	-43.37%
Net Loan Charge-Offs
as a % of Average Loans (Annualized)	0.21%	0.13%	61.54%

Stock Performance
At Quarter End:
Mkt. Price Per Share of Common Stock	$14.65	$13.14	11.49%
Indicated Annual Dividend	$0.20	$0.18	11.11%
Dividend Yield	1.37%	1.38%	-0.72%
Price/Book Ratio	270%	269%	0.37%
Market Capitalization	$258,840	$229,713	12.68%